UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2014

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-302-4200

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On September 19, 2014, LoJack Corporation (the “Company”) entered into a fifth amendment (the “Amendment”) to its Multicurrency Revolving Credit Agreement, dated as of December 29, 2009 (the “Credit Agreement”), by and among the Company, the Borrowers and Guarantors listed therein, the Lenders listed therein, and Citizens Bank, National Association, as Administrative Agent. The Amendment provides for: (i) an extension of the maturity date for revolving credit loans under the Credit Agreement from July 31, 2015 to July 31, 2017 (the “Maturity Date”); (ii) a modification to the stock repurchase covenant providing for stock repurchases of up to $5 million for the period commencing on the date of the Amendment through the Maturity Date; (iii) a modification to the Debt Service Coverage Ratio to exclude permitted stock repurchases from such calculation; (iv) deletion of the financial covenant regarding capital expenditures; and (v) modifications to certain definitions including Applicable Margin and Consolidated EBITDA. As a result of the Amendment, certain one-time costs related to legal proceedings and restructuring matters will be excluded in determining the Company’s compliance with applicable financial covenants in the Credit Agreement, and costs associated with the reported battery performance issue will be recognized on a net cash flow basis for this purpose.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 8.01 Other Events
As previously reported, on October 13, 2010, a suit was filed by G.L.M. Security & Sound, Inc. (“G.L.M.”) against the Company in the United States District Court for the Eastern District of New York (the “Court”) alleging breach of contract, misrepresentation, and violation of the New York franchise law, Mass. Gen. Laws c. 93A and the Robinson-Patman Act, among other claims.  G.L.M. sought damages of $10 million, punitive damages, interest and attorney’s fees, and treble damages.  For further information regarding the background of this litigation, see “Part II - Item 1.  Legal Proceedings” of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.
On September 19, 2014, the Court entered summary judgment in favor of the Company on G.L.M’s three remaining claims for breach of contract, breach of the duty of good faith and fair dealing, and violation of Mass. Gen. Laws c. 93A.  The Court denied G.L.M.’s attempt to amend its complaint on the basis of futility and undue delay.  The Court also entered summary judgment in favor of the Company on its counterclaim for breach of contract.  The Court set a deadline for the parties to provide a schedule to brief the issue of monetary damages related to the Company’s successful counterclaim for breach of contract.
The Company intends to pursue all rights and remedies available to it in connection with its counterclaim. The decision of the Court remains subject to possible appeal by G.L.M.  The Company cannot predict the ultimate outcome of the case nor the amount of damages that the Company may be awarded by the Court.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LoJack Corporation Registrant
Date:	September 24, 2014	By:	/s/ JOSÉ M. OXHOLM
José M. Oxholm
Senior Vice President and General Counsel